CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 6, 2014, relating to the financial statements and financial highlights, which appears in the April 30, 2014 Annual Report to Shareholders of Washington Mutual Investors Fund, which appear in such Registration Statement and to the investment portfolio appearing in Item 6 of the Form N-CSR filing. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

June 30, 2014